Exhibit 21

MCCLATCHY SUBSIDIARIES

2010 FORM 10-K

Aboard Publishing, Inc.

Anchorage Daily News, Inc.

Bellingham Herald Publishing, LLC

Belton Publishing Company, Inc.

Big Valley, Inc.

Biscayne Bay Publishing, Inc.

Cass County Publishing Company

Columbus-Ledger Enquirer, Inc.

Cypress Media, Inc.

Cypress Media, LLC

Dagren, Inc.

Double A Publishing, Inc.

East Coast Newspapers, Inc.

El Dorado Newspapers

Gables Publishing

Gulf Publishing Company, Inc.

HLB Newspapers, Inc.

Idaho Statesman Publishing, LLC

Keltatim Publishing Company, Inc.

Keynoter Publishing Company, Inc.

Lee’s Summit Journal, Inc.

Lexington H-L Services, Inc.

Macon Telegraph Publishing Company

Mail Advertising Corporation

McClatchy Interactive LLC

McClatchy Interactive West

McClatchy International, Inc.

McClatchy Investment Company

McClatchy Leasing Company

McClatchy Management Services, Inc.

McClatchy Net Ventures, Inc.

McClatchy News Services

McClatchy Newspaper Sales, Inc.

McClatchy Newspapers, Inc.

McClatchy Newsprint Company

McClatchy Property, Inc.

McClatchy Resources, Inc,

McClatchy Sales, Inc.

McClatchy Shared Services, Inc,

McClatchy U.S.A., Inc.

Mediastream, Inc.

Miami Herald Media Company

N&O Holdings, Inc.

Newsprint Ventures, Inc.

Nittany Printing and Publishing Company

Nor-Tex Publishing, Inc.

Oak Street Development Corporation

Olympian Publishing, LLC

Olympic-Cascade Publishing, Inc.

Pacific Northwest Publishing Company, Inc.

Quad County Publishing, Inc.

Richwood, Inc.

Runways Pub, Inc.

San Luis Obispo Tribune, LLC

Star-Telegram, Inc.

Tacoma News, Inc.

The Bradenton Herald, Inc.

The Charlotte Observer Publishing Company

The News and Observer Publishing Company

The State Media Company

The Sun Publishing Company, Inc.

Tribune Newsprint Company

Wichita Eagle and Beacon Publishing Company, Inc.

Wingate Paper Company